SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to Rule 14a-12

THE FIRST BANCSHARES, INC.

 (Name of Registrant as Specified In Its Charter)

 (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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(4)	Proposed maximum aggregate value of transaction:

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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The First Bancshares, Inc.

Notice of Special Meeting of Shareholders

to be held on December 7, 2016

Dear Fellow Shareholder:

We cordially invite you to attend a Special Meeting (the “Special Meeting”) of Shareholders of The First Bancshares, Inc. (the “Company”), the holding company for The First, A National Banking Association. We hope that you can attend the meeting and look forward to seeing you there.

This letter serves as your official notice that the Company will hold the Special Meeting on Wednesday, December 7, 2016, at 4:30 p.m. at the Company’s main office located at 6480 U.S. Highway 98 West, Hattiesburg, Mississippi 39402. At the Special Meeting, you will be asked to consider and vote on the following matters:

1.	Conversion of Convertible Preferred Stock. To approve, for purposes of NASDAQ Listing Rule 5635, the issuance of 3,563,380 shares of common stock upon the conversion of an equivalent number of Mandatorily Convertible Non-Cumulative Non-Voting Perpetual Preferred Stock, Series E, as contemplated by the Securities Purchase Agreements described in the accompanying proxy statement.

2.	Adjournment of Special Meeting if Necessary or Appropriate. To approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt Proposal 1.

The Board of Directors unanimously recommends that you vote in favor of Proposals 1 and 2.

Pursuant to the Company’s bylaws, the only business permitted to be conducted at the Special Meeting are the matters set forth in this letter and notice of the meeting.

Shareholders owning one or more shares of the Company’s common stock at the close of business on October 21, 2016, are the only persons entitled to attend and vote at the meeting. A complete list of these shareholders will be available at The First Bancshares, Inc.’s main office prior to and during the meeting.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD DECEMBER 7, 2016

The Proxy Statement for the special meeting is available at www.edocumentview.com/FBMS.

Please use this opportunity to take part in the affairs of your company by voting on the business to come before this meeting. Even if you plan to attend the meeting, the Company encourages you to complete and return the enclosed proxy to us as promptly as possible.

By Order of the Board of Directors,

M. Ray “Hoppy” Cole, Jr.	E. Ricky Gibson
President and CEO	Chairman of the Board

Dated and Mailed on or about November 4, 2016, Hattiesburg, Mississippi

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The First Bancshares, Inc.

6480 U.S. Highway 98 West

Hattiesburg, Mississippi 39402

Proxy Statement for the Special Meeting of

Shareholders to be Held on December 7, 2016

INTRODUCTION

Date, Time, and Place of Meeting

A Special Meeting of Shareholders (the "Special Meeting") of The First Bancshares, Inc. (the "Company"), a Mississippi corporation and the holding company for The First, A National Banking Association (the “Bank”) will be held at the main office of the Company located at 6480 U.S. Highway 98 West, Hattiesburg, Mississippi 39402, on Wednesday, December 7, 2016, at 4:30 p.m., local time, or any adjournment(s) thereof, for the purpose of considering and voting upon the matters set out in the foregoing Notice of Special Meeting of Shareholders. This Proxy Statement is furnished to the shareholders of the Company in connection with the solicitation by the Board of Directors of proxies to be voted at the Meeting.

The mailing address of the principal executive office of the Company is Post Office Box 15549, Hattiesburg, Mississippi, 39404-5549.

The approximate date on which this Proxy Statement and form of proxy are first being sent or given to shareholders is November 4, 2016.

The matters to be considered and voted upon at the Special Meeting will be:

1. Conversion of Convertible Preferred Stock. To approve, for purposes of NASDAQ Listing Rule 5635, the issuance of 3,563,380 shares of common stock upon the conversion of an equivalent number of Mandatorily Convertible Non-Cumulative Non-Voting Perpetual Preferred Stock, Series E, as contemplated by the Securities Purchase Agreements described below.

2. Adjournment of Special Meeting if Necessary or Appropriate. To approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies from shareholders who have not submitted proxies if there are insufficient votes at the time of the Special Meeting to adopt Proposal 1.

Record Date; Quorum; Voting Rights; Vote Required

The record date for determining holders of outstanding common stock of the Company entitled to notice of and to vote at the Special Meeting is October 21, 2016 (the "Record Date"). Only holders of the Company's common stock of record on the books of the Company at the close of business on the Record Date are entitled to notice of and to vote at the Special Meeting or at any adjournment or postponement thereof. As of the Record Date, there were 5,428,017 shares of the Company's common stock issued and outstanding, each of which is entitled to one vote on all matters. In order for the Special Meeting to be duly convened, a quorum must be present, and a quorum requires that the holders of a majority of the shares of common stock be present in person or by proxy at the meeting. Approval of Proposals 1 and 2 requires the affirmative vote of a majority of votes cast at a duly convened meeting. Abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the Meeting.

In addition, Mississippi law does not provide dissenters’ or appraisal rights to our stockholders in connection with either of the proposals.

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Proxies

Shares of common stock represented by properly executed proxies, unless previously revoked, will be voted at the Special Meeting in accordance with the directions therein. If no direction is specified, such shares will be voted in the discretion of the person named in the proxy with respect to any other business that may come before the Special Meeting. A proxy may be revoked by a shareholder at any time prior to the exercise thereof by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date. A proxy shall also be revoked if the shareholder is present and elects to vote in person.

PROPOSAL 1

APPROVAL OF THE ISSUANCE OF SHARES OF COMMON STOCK UPON THE CONVERSION OF THE COMPANY’S MANDATORILY CONVERTIBLE NON-CUMULATIVE NON-VOTING PERPETUAL PREFERRED STOCK, SERIES E

Background and Reasons for Requesting Shareholder Approval

On October 12, 2016, the Company entered into Securities Purchase Agreements (each a “Security Purchase Agreement”) with a limited number of institutional and other accredited investors (the “Purchasers” and each, a “Purchaser”) pursuant to which the Company sold in a private placement (the “Private Placement”) of 3,563,380 shares of newly authorized Mandatorily Convertible Non-Cumulative Non-Voting Perpetual Preferred Stock (“Series E Preferred Stock”) at a purchase price of $17.75 per share, for aggregate gross proceeds of $63,249,995. The terms of the Series E Preferred Stock provide for their mandatory conversion into an equivalent number of shares of the Company’s common stock upon approval of this proposal. The Company paid $3,162,499.75 in fees to its financial advisors who acted as placement agents in the private placement. The Private Placement transaction was completed on October 14, 2016. The material terms of the Series E Preferred Stock are discussed below.

Because our common stock is listed on the NASDAQ Global Select Market, we are subject to, among others, NASDAQ Listing Rule 5635(d), which requires shareholder approval prior to the issuance of securities in connection with a transaction, other than a public offering, involving the sale, issuance or potential issuance by a company of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock.

Upon conversion of the Series E Preferred Stock, the Company will issue 3,563,380 shares of common stock, which is 65.6% of the Company’s 5,428,017 shares of common stock outstanding on October 11. The closing sales price of the Company’s common stock on October 11th, the day the Series E Preferred Stock offering was priced, was $18.29 per share on the NASDAQ Global Market.

The proposed conversion of the Series E Preferred Stock for shares of our common stock is subject to this NASDAQ rule because the shares of common stock issuable upon conversion of the Series E Preferred Stock exceed 20% of both the voting power and number of shares of our common stock outstanding before the issuance, and the negotiated price per share of common stock on an as-converted basis was less than the market value of our common stock at the time of issuance.

The Private Placement was exempt from Securities and Exchange Commission (“SEC”) registration pursuant to Section 4(2) of the Securities Act of 1933, as amended, and Rule 506(b) of Regulation D promulgated thereunder.

Consequences of Approval of Proposal 1

Shareholder approval of Proposal 1 will result in the following consequences:

Conversion of Series E Preferred Stock into Common Stock at the Initial Conversion Price. Each share of Series E Preferred Stock will be automatically converted into one share of common stock on the third business day following receipt of shareholder approval of Proposal 1.

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Elimination of Dividend and Liquidation Preference of Holders of Series E Preferred Stock. If shareholder approval is obtained, all shares of Series E Preferred Stock will be cancelled. As a result, approval of the conversion of Series E Preferred Stock will result in the elimination of the dividend rights and liquidation preference existing in favor of the Series E Preferred Stock. For more information regarding such dividend rights and liquidation preference, see “Series E Preferred Stock Terms and Provisions” in this proxy statement.

Elimination of Separate Voting Rights of Holders of Series E Preferred Stock. If shareholder approval is obtained, all shares of Series E Preferred Stock will be cancelled. Holders of Series E Preferred Stock have approval rights for certain Company actions, and conversion of Series E Preferred Stock would result in the elimination of these separate voting rights. For more information regarding such voting, see “Series E Preferred Stock Terms and Provisions” in this proxy statement.

Market Effects. Despite the existence of certain restrictions on transfer relating to securities law, the issuance of shares of our common stock upon conversion of the Series E Preferred Stock may impact trading patterns and adversely affect the market price of our common stock. If significant quantities of our common stock issued upon conversion of the Series E Preferred Stock are sold (or if it is perceived that they may be sold) after their registration into the public market, the trading price of our common stock could be materially adversely affected.

Dilution. We will issue, through the conversion of the Series E Preferred Stock, approximately 3,563,380 shares of common stock (in addition to the 5,428,017 shares of common stock currently outstanding). As a result, we expect there to be a dilutive effect on both the earnings per share of our common stock and the book value per share of our common stock. In addition, our existing shareholders will incur substantial dilution to their voting interests and will own a smaller percentage of our outstanding common stock.

Consequences of Failure to Approve Proposal 1

Series E Preferred Stock Will Remain Outstanding. Unless the shareholder approval is received or unless our shareholders approve a similar proposal at a subsequent meeting, the Series E Preferred Stock will remain outstanding in accordance with its terms.

Continued Dividend Payment and Potential Market Effects. If shareholder approval is not obtained, we expect that the shares of Series E Preferred Stock will remain outstanding for the foreseeable future and, beginning six (6) months from the issuance of the Series E Preferred Stock, or approximately April 12, 2017, and for so long as such shares remain outstanding, we will be required to pay dividends on the Series E Preferred Stock, on a non-cumulative basis, at an annual rate of 6% of the liquidation value of the Series E Preferred Stock, which is $17.75.

Continued Separate Voting Rights of Holders of Series E Preferred Stock. If shareholder approval is not received, shares of Series E Preferred Stock will remain outstanding. Holders of Series E Preferred Stock have certain separate voting rights, the holders of our common stock will be unable to take certain actions without approval by the holders of the Series E Preferred Stock. For more information regarding such voting, see “Series E Preferred Stock Terms and Provisions” in this proxy statement.

Additional Shareholder Meetings. We will be required to call additional shareholder meetings and recommend approval of Proposal 1 at each meeting to the shareholders every three months, if necessary, until such approval is obtained pursuant to the provisions of the Securities Purchase Agreements. We will bear the costs of soliciting the approval of our shareholders in connection with these meetings.

Restriction on Payment of Dividends. If shareholder approval is not obtained, the shares of Series E Preferred Stock will remain outstanding and, beginning six (6) months from the issuance of the Series E Preferred Stock, or approximately April 12, 2017, and for so long as such shares remain outstanding, if dividends payable on all outstanding shares of the Series E Preferred Stock have not been declared and paid, or declared and funds set aside therefor, we will not be permitted to declare or pay dividends with respect to, or redeem, purchase, or acquire any of our junior securities, or redeem, purchase or acquire any parity securities, subject to limited exceptions.

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Participation in Dividends on Common Stock. So long as any shares of Series E Preferred Stock are outstanding, if we declare any dividends on our common stock or make any other distribution to our common shareholders, the holders of the Series E Preferred Stock will be entitled to participate in such distribution on an as-converted basis.

Liquidation Preference. For as long as the Series E Preferred Stock remains outstanding, it will retain a senior liquidation preference over shares of our common stock in connection with any liquidation of us and, accordingly, no payments will be made to holders of our common stock upon any liquidation of us unless the full liquidation preference on the Series E Preferred Stock is paid.

Series E Preferred Stock Terms and Provisions

The following is a summary of the material terms and provisions of the preferences, limitations, voting powers and relative rights of the Series E Preferred Stock as contained in the Certificate of Designation for the Series E Preferred Stock which has been filed with the Secretary of State of the State of Mississippi. The Certificate of Designation, a copy of which was attached as Exhibit 3.1 to the company's Current Report on Form 8-K dated October 14, 2016, is incorporated herein by reference. Shareholders are urged to carefully read the Certificate of Designation in its entirety. Although we believe this summary covers the material terms and provisions of the Series E Preferred Stock as contained in the Certificate of Designation, it may not contain all of the information that is important to you.

Authorized Shares, Par Value and Liquidation Preference. We have designated 3,563,380 shares as “Mandatorily Convertible Non-Cumulative Non-Voting Perpetual Preferred Stock, Series E,” which have a $1.00 par value and a liquidation preference of $17.75 per share.

Mandatory Conversion. The Series E Preferred Stock of each holder will convert into shares of common stock on the third business day following the approval by the holders of our common stock of the conversion of the Series E Preferred Stock into common stock as required by the applicable NASDAQ rules. Assuming shareholder approval of Proposal 1 at the Special Meeting, the number of shares of common stock into which each share of Series E Preferred Stock shall be converted will be determined on a one-to-one basis.

Dividends. If shareholder approval is not obtained, the shares of Series E Preferred Stock will remain outstanding and, beginning six (6) months from the issuance of the Series E Preferred Stock, or approximately April 12, 2017, and for so long as such shares remain outstanding, we will be required to pay dividends on the Series E Preferred Stock, on a non-cumulative basis, at an annual rate of 6% of the liquidation value of the Series E Preferred Stock, which is $17.75. Dividends after the six month anniversary of issuance will be payable semi-annually in arrears on June 30 and December 31, beginning on June 30, 2017. If all dividends payable on the Series E Preferred Stock have not been declared and paid for an applicable dividend period, the Company shall not declare or pay any dividends on any stock which ranks junior to the Series E Preferred Stock, or redeem, purchase or acquire any stock which ranks pari passu or junior to the Series E Preferred Stock, subject to customary exceptions. If all dividends payable on the Series E Preferred Stock have not been paid in full, any dividend declared on stock which ranks pari passu to the Series E Preferred Stock shall be declared and paid pro rata with respect to the Series E Preferred Stock and such pari passu stock.

Participation in Dividends on Common Stock. So long as any shares of Series E Preferred Stock are outstanding, if we declare any dividends on our common stock or make any other distribution to our common shareholders, the holders of the Series E Preferred Stock will be entitled to participate in such distribution on an as-converted basis.

Ranking. The Series E Preferred Stock will rank senior to all of the Company’s common stock and pari passu to the Company’s outstanding Series CD Preferred Stock and will rank pari passu or senior to all future issuances of the Company’s preferred stock and junior to the Company’s outstanding Trust Preferred Securities.

Voting Rights. The holders of the Series E Preferred Stock will not have any voting rights other than as required by law, except that the approval of the holders of a majority of the Series E Preferred Stock, voting as a single class, will be required with respect to certain matters, including (A) charter amendments adversely affecting the rights, preferences or privileges of the Series E Preferred Stock, (B) the consummation of a reorganization event in connection with which the Series E Preferred Stock is not converted or otherwise treated as provided in the Certificate of Designation, or (C) the creation of any series of equal or senior equity securities.

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Liquidation. In the event the Company voluntarily or involuntarily liquidates, dissolves or winds up, the holders of the Series E Preferred Stock shall be entitled to liquidating distributions equal to $17.75 per share plus any declared and unpaid dividends.

Redemption. The Series E Preferred Stock shall be perpetual unless converted in accordance with the Certificate of Designation. The Series E Preferred Stock will not be redeemable at the option of the Company or any holder of Series E Preferred Stock at any time.

Preemptive Rights. Holders of the Series E Preferred Stock have no preemptive rights.

Fundamental Change. If the Company enters into a transaction constituting a consolidation or merger of the Company or similar transaction or any sale or other transfer of all or substantially all of the consolidated assets of the Company and its subsidiaries, taken as a whole (in each case pursuant to which its common stock will be converted into cash, securities or other property) or for certain reclassifications or exchanges of its common stock, then each share of Series E Preferred Stock will convert, effective on the day on which such share would automatically convert into common stock of the Company, into the securities, cash and other property receivable in the transaction by the holder of the number of shares of common stock into which such share of Series E Preferred Stock would then be convertible, assuming receipt of any applicable regulatory approval.

The Securities Purchase Agreements

The following is a summary of the material terms of the Securities Purchase Agreements and is qualified in its entirety by reference to the form of Securities Purchase Agreement, a copy of which was attached as Exhibit 1.3 to the company's Current Report on Form 8-K dated October 14, 2016, and is incorporated herein by reference. You should read the form of Securities Purchase Agreement in its entirety because it, and not this proxy statement, provides certain requirements relating to the proposed conversion of the Series E Preferred Stock that are binding on the Company.

Purchase and Sale of Stock. Pursuant to the Securities Purchase Agreements, we issued and sold 3,563,380 shares of the Series E Preferred Stock, in the aggregate, to the Purchasers (defined therein).

Representations and Warranties. We made customary representations and warranties to the Purchasers relating to us, our business and our capital stock, including with respect to the shares of Series E Preferred Stock issued to the Purchasers pursuant to the Securities Purchase Agreements. The representations and warranties in the Securities Purchase Agreements were made for purposes of the Securities Purchase Agreements and are subject to qualifications and limitations agreed to by the respective parties in connection with negotiating the terms of the Securities Purchase Agreements, including being qualified by confidential disclosures made for the purposes of allocating contractual risk. In addition, certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from what might be viewed as material to shareholders, or may have been used for purposes of allocating risk between the respective parties rather than establishing matters as facts. The representations and warranties and other provisions of the Securities Purchase Agreements should not be read alone, but instead should only be read together with the information provided elsewhere in this document and in the documents incorporated by reference into this document, including the periodic and current reports and statements that we file with the SEC.

Agreement to Seek Shareholder Approval. We agreed to call and hold the Special Meeting, as promptly as reasonably practicable but in no event later than December 31, 2016, and to recommend and seek shareholder approval of Proposal 1. In addition, we agreed to prepare and file this proxy statement with the SEC and to cause the proxy statement to be mailed to shareholders within specified timeframes. If such approval is not obtained at the Special Meeting, we have agreed to call additional meetings and recommend approval of Proposal 1 to the shareholders every three (3) months thereafter until such approval is obtained.

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Transfer Restrictions. The Series E Preferred Stock issued in the Private Placement constitutes “restricted securities” under federal securities laws and is accordingly subject to significant restrictions on transfer. The Company committed, pursuant to the Registration Rights Agreement into which it also entered with each Purchaser, to register both the Series E Preferred Stock and the Common Stock to be issued upon conversion of the Series E Preferred Stock, for resale under the Securities Act. See “The Registration Rights Agreement.”

Other Covenants. We also agreed to a number of customary covenants, including covenants with respect to the reservation and listing on NASDAQ of the common stock to be issued upon conversion of the Series E Preferred Stock.

Indemnity. We have agreed to customary indemnification provisions for the benefit of each Purchaser relating to certain losses suffered by each Purchaser arising from breaches of our representations, warranties and covenants in the Securities Purchase Agreements or relating to certain losses arising from actions, suits or claims relating to the Securities Purchase Agreements or the transactions contemplated thereby.

Expenses. The Purchasers and the Company will be solely responsible for and bear all of their own expenses, including, without limitation, expenses of legal counsel, accountants and other advisors (including financial intermediaries and advisors), incurred at any time in connection with the transactions contemplated by the Securities Purchase Agreements.

The Registration Rights Agreement

On October 12, 2016, we also entered into a Registration Rights Agreement with the Purchasers pursuant to which we agreed to (i) file a registration statement with the SEC within 90 days of October 14, 2016, to register the Common Stock to be issued upon conversion of the Series E Preferred Stock, for resale under the Securities Act; (ii) use commercially reasonable efforts to cause such registration statement to be declared effective within 120 days of October 14, 2016 (or 150 days in the event of an SEC review), subject to specified exceptions; and (iii) continue to take certain steps to maintain effectiveness of the registration statement and facilitate certain other matters.

Failure to meet these deadlines and certain other events may result in the Company’s payment to the Purchasers of liquidated damages in the amount of 0.5% of the purchase price per month. The Company will bear all expenses incident to performing its obligations under the Registration Rights Agreement regardless of whether any securities are sold pursuant to a relevant registration statement, including registration and filing fees, printing expenses, legal fees, and other incidental expenses. The Company shall not be responsible for any underwriting discounts, broker or similar fees or commissions, or legal fees, of any Purchaser. The Registration Rights Agreement also provides for customary reciprocal indemnification provisions relating to certain losses suffered by either party arising from any untrue or alleged untrue statement of a material fact, or material omission, in any relevant registration statement or prospectus. This description of the Registration Rights Agreement is qualified in its entirety by reference to the form of Registration Rights Agreement, a copy of which was attached as Exhibit 1.4 to the company's Current Report on Form 8-K dated October 14, 2016, and is incorporated herein by reference.

Board of Directors’ Recommendation and Required Vote

Approval of Proposal 1 requires the affirmative vote of a majority of the shares of the Company’s common stock represented and voting at a duly convened Special Meeting. The directors and executive officers of the Company, owning or controlling the vote with respect to an aggregate of 638,373 voting shares, or approximately 11.76% of the Company’s outstanding common stock as of the Record Date, are expected to vote in favor of Proposal 1. The directors who are also holders of Series E Preferred Stock recognize that they have a personal interest in the approval of Proposal 1 (see “Interests of Certain Persons in the Share Conversion and Other Matters”).

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1.

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PROPOSAL 2

APPROVAL OF AN ADJOURNMENT OR POSTPONEMENT OF THE MEETING

If we fail to receive a sufficient number of votes to constitute a quorum to hold the Special Meeting or to approve Proposal 1 at the Special Meeting, we may propose to adjourn or postpone the Special Meeting, whether or not a quorum is present, for a period of not more than 45 days, to (i) constitute a quorum for purposes of the Special Meeting or (ii) solicit additional Proxies from shareholders who have not submitted proxies in favor of the approval of Proposal 1, as necessary. The only business that may be transacted at any reconvened meeting is business that could have been transacted at the meeting that was adjourned, for example, Proposal 1, unless further notice of the adjourned meeting has been given in compliance with the requirements for a special meeting that specifies the additional purpose or purposes for which the meeting is called. During the reconvened meeting, votes that have previously been cast either in person or by proxy at the adjourned or postponed meeting will continue to be counted in the manner voted at the adjourned or postponed meeting.

We currently do not intend to propose adjourning or postponing the Special Meeting if there are sufficient votes represented at the Special Meeting to approve Proposal 1.

Board of Directors’ Recommendation and Required Vote

Approval of Proposal 2 requires the affirmative vote of a majority of the shares of the Company’s common stock represented and voting at the Special Meeting, assuming that a quorum is present.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.

INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS

Certain of the Company’s directors and executive officers participated in the Private Placement and therefore have an interest in the outcome of the Proposals. The following directors purchased shares of Series E Preferred Stock in the private placement in the following amounts: David W. Bomboy, M.D., 14,085 shares; M. Ray (Hoppy) Cole, Jr., 2,000 Shares; E. Ricky Gibson, 3,775 shares; Charles R. Lightsey, 28,169 shares; Fred A. McMurry, 5,634 shares (1), Ted E. Parker, 9,859 shares; J. Douglas Seidenburg, 11,584 shares and 2,500 (2) shares, and Andrew D. Stetelman, 5,634 shares.

(1)	Shares held of record by Oak Grove Land Company, Inc. Fred A. McMurry is 33% owner of the company. Fred A. McMurry disclaims beneficial ownership of the shares held by Oak Grove Land Company, Inc. except to the extent of his pecuniary interest therein.
(2)	Shares held of record by M.D. Outdoor, LLC. J. Douglas Seidenburg is a 50% owner of the company. J. Douglas Seidenburg disclaims beneficial ownership of the shares held by M.D. Outdoor, LLC, except to the extent of his pecuniary interest therein.

Assuming shareholder approval of Proposal 1 and the resulting issuance of common stock as described above, none of these individuals will have beneficial ownership in excess of five percent (5%) of the outstanding shares of the common stock.

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SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of common stock in the Company owned by the directors, nominees for director, and executive officers, as of October 21, 2016.

Name of	Amount and Nature	Unvested	Percent of
Beneficial Owner	of Beneficial Ownership(1)	Restricted Stock(2)	Class(3)

David W. Bomboy, M.D.	106,995	4,000	2.04%

M. Ray (Hoppy) Cole, Jr.	33,539	29,597	1.16%

E. Ricky Gibson	84,744	8,500	1.72%

Charles R. Lightsey	47,987	4,000	0.96%

Fred A. McMurry	79,885	4,000	1.55%

Gregory H. Mitchell	5,001	4,000	0.17%

Ted E. Parker	66,813	4,000	1.30%

J. Douglas Seidenburg	78,656	4,000	1.52%

Andrew D. Stetelman	38,283	4,000	0.78%

Dee Dee Lowery	19,282	11,091	0.56%

Executive Officers, Directors, and Nominees as a group	561,185	77,188	11.76%

(1)	Includes shares for which the named person:

-	has sole voting and investment power,

-	has shared voting and investment power with a spouse, or

-	holds in an IRA or other retirement plan program, unless otherwise indicated in these footnotes.

(2)	Restricted Stock granted under The First Bancshares, Inc. 2007 Stock Incentive Plan

(3)	Calculated based on 5,428,017 shares outstanding

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Stock Ownership of Principal Stockholders

As of June 30, 2016, to the registrant’s knowledge, there were three beneficial owners of five percent (5%) or more of the outstanding common stock.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding the beneficial ownership of common stock in the Company owned by the certain beneficial owners with more than five percent ownership in the Company’s stock as of June 30, 2016.

		Amount and
Title of Class	Name and Address of Beneficial Owner	Nature of Beneficial Ownership	Percent of Class (1)

Common Stock	Banc Funds Company, LLC 20 North Wacker Drive, Suite 3300 Chicago, IL 60606	483,491	8.90%

Common Stock	Mendon Capital Advisors Corp 115 S. LaSalle St., 34th Floor Chicago, IL 60603	378,269	6.96

Common Stock	JCSD Capital, LLC 1676 N. California Blvd., #630 Walnut Creek, California 94596	291,335	5.36%

(1)	Calculated based on 5,428,017 shares outstanding

FINANCIAL STATEMENTS AND RELATED INFORMATION

Financial Statements

Item 8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, including our Audited Consolidated Financial Statements (including Notes thereto), and Part I, Item 1 of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, the Unaudited Consolidated Financial Statements (including Notes thereto), are incorporated herein by reference.

Items 7 and 7A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which are respectively titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Quantitative and Qualitative Disclosures About Market Risk,” are incorporated herein by reference, as amended. Part I, Item 2 of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, titled Management’s Discussion and Analysis of Financial Condition, is incorporated herein by reference.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

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T. E. Lott & Company

Representatives of T. E. Lott & Company, the Company’s accounting firm are expected to be present at the meeting to respond to appropriate questions, and those representatives will also have an opportunity to make a statement if they desire to do so.

INCORPORATION BY REFERENCE OF INFORMATION ABOUT THE COMPANY, FINANCIAL STATEMENTS AND RELATED INFORMATION

The SEC allows us to “incorporate by reference” into this document other documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this document. Sections of the following documents are incorporated herein by reference:

•	Items 7, 7A and 8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015
•	Items 1 and 2 of Part I of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016
•	Exhibits 1.3, 1.4, and 3.1 to our Current Report on Form 8-K dated October 14, 2016

This document incorporates important business and financial information about the Company from other documents that are not included in this document. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this document through our website, www.thefirstbank.com, and from the SEC at its website, www.sec.gov, or by requesting them from our Corporate Secretary in writing at The First Bancshares, Inc., 6480 US Highway 98 West, Hattiesburg, Mississippi 39402 or by phone at 601-268-8998. To assure the timely delivery of documents in advance of the Special Meeting, any request to our Corporate Secretary should be made no later than December 2, 2016.

SOLICITATION OF PROXIES

The cost of soliciting proxies from shareholders will be borne by the Company. The initial solicitation will be by mail. Thereafter, proxies may be solicited by directors, officers and employees of the Company or the bank, by means of telephone, telegraph or personal contact, but without additional compensation therefore. The Company will reimburse brokers and other persons holding shares as nominees for their reasonable expenses in sending proxy soliciting material to the beneficial owners.

The accompanying Proxy is being solicited by the Board of Directors of the Company.

SHAREHOLDER PROPOSALS FOR THE 2017 ANNUAL MEETING

SEC Rule 14a-8. If you are a shareholder who would like us to include your proposal in our notice of the 2017 annual meeting and related proxy materials, you must follow SEC Rule 14a-8. In submitting your proposal, our Corporate Secretary must receive your proposal, in writing, at our principal executive offices, no later than December 16, 2016. If you do not follow Rule 14a-8, we will not consider your proposal for inclusion in next year's proxy statement.

Director Nomination Procedures. Under our Bylaws, a shareholder who wishes to nominate an individual for election to the Board of Directors directly at an annual meeting, or to propose any business to be considered at an annual meeting, must deliver advance notice of such nomination or business to the Company. The shareholder must be a shareholder as of the date the notice is delivered and at the time of the annual meeting and must be entitled to vote at the meeting. The notice must be in writing and contain the information specified in our Bylaws for a director nomination, and director nominees must satisfy the requirements specified in our Bylaws. If you would like to receive a printed copy of our Bylaws at no cost you may request these by contacting our Corporate Secretary in writing at The First Bancshares, Inc., 6480 US Highway 98 West, Hattiesburg, Mississippi 39402 or by phone at 601-268-8998.

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Based on this year's annual meeting date, to be timely, the written notice must be delivered not earlier than February 25, 2017 (the 90th day prior to the first anniversary of this year's annual meeting) and not later than April 6, 2017 (the 50th day prior to the first anniversary of this year's annual meeting) to the Corporate Secretary at our principal executive offices by mail.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and we are required to file reports and proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants, including Center Financial Corporation, that file electronically with the SEC. You may access the SEC’s web site at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.thefirstbank.com.

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PROXY SOLICITED FOR SPECIAL MEETING

OF SHAREHOLDERS OF THE FIRST BANCSHARES, INC.

TO BE HELD ON DECEMBER 7, 2016

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints M. Ray “Hoppy” Cole, Jr. as Proxy with the power to appoint his substitute and hereby authorizes him to represent the undersigned, and to vote upon all matters described in the Proxy Statement furnished herewith, subject to any directions indicated herein, with full power to vote all shares of common stock of The First Bancshares, Inc. held of record by the undersigned on October 21, 2016, at the Special Meeting of Shareholders to be held on December 7, 2016 or any adjournment(s) thereof.

IF NO DIRECTIONS ARE GIVEN, THE PROXIES WILL VOTE FOR EACH NOMINEE LISTED BELOW AND AT THE DISCRETION OF THE PERSON NAMED ABOVE IN CONNECTION WITH ANY OTHER BUSINESS PROPERLY COMING BEFORE THE MEETING.

The Board of Directors recommends you vote FOR Proposals 1 and 2

PROPOSAL 1: To approve the issuance of shares of common stock upon the conversion of the Mandatorily Convertible Non-Cumulative Non-Voting Perpetual Preferred Stock, Series E

☐ FOR	☐ AGAINST	☐ ABSTAIN

PROPOSAL 2: To approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt Proposal 1.

☐ FOR	☐ AGAINST	☐ ABSTAIN

Signature:

Signature:

Dated:__________________________, 2016

Votes must be indicated by an (x) in Black or Blue Ink.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

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